Exhibit 10.1

May 2, 2022

Eric Esser

Sent via email: ***

Re: Offer of Employment

Dear Eric:

Codex DNA, Inc. (the “Company”) is pleased to offer you the position of Chief Operating Officer, reporting to Todd R. Nelson, CEO. Your anticipated start date will be June 1, 2022 (your “Start Date”) or mutually agreed upon start date. This offer and your employment relationship will be subject to the terms and conditions of this letter.

If you decide to join us, your salary will be $350,000 per year, less applicable withholdings, paid in accordance with the Company’s normal payroll practices. Future adjustments in compensation, if any, will be made by the Company in its sole and absolute discretion. This is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay if you work more than 8 hours in a workday or 40 hours in a workweek.

You will be eligible to participate in the Company’s 2022 Annual Performance Incentive Plan as it may be adopted and amended from time to time in the Company’s sole and absolute discretion. Your initial annual bonus target will be 40% of your base salary, which, to the extent earned, will be paid following the end of the calendar year, but in no event later than April 15th of the year following the year in which it is earned. Eligibility and the amount of the bonus will be dependent on milestones and goals as set forth in the current bonus program. In addition, you must be in good standing with the Company to be eligible to receive a bonus.

You will also be eligible for all benefits available to other full-time Company employees, including medical, dental insurance, 401(k) plan, etc., in accordance with the Company benefit plans. As an executive of the company, you will participate in the Change in Control and severance programs previously approved by our Board. Company reserves the right to change or eliminate these benefits on a prospective basis at any time.

In addition, we will recommend to the Company’s Board of Directors that you be granted an option to purchase 225,000 shares of Common Stock in accordance with the Company’s Stock Incentive Plan (the “Plan”) and related option documents. You will be required to acknowledge the Incentive Stock Option Agreement (“the Agreement”) and the options will be subject to the terms and conditions of the Plan and the Agreement.

The Company also agrees to reimburse you up to twenty thousand dollars ($20,000) in relocation expenses once receipts or other appropriate documentation is provided. Company will reimburse this amount in consideration of you having remained employed with the Company for a period of one (1) year after your Start Date (the “Retention Period”). Because Company is reimbursing this money to you in anticipation of retaining your services for the Retention Period, in the event you should voluntarily resign your employment with Company for any reason or Company terminates your employment for cause prior to the end of the Retention Period, you agree to repay the

/s/ EE

9535 Waples St Suite 100 San Diego, CA 92121-2993

Company the prorated amount of the Bonus that has not yet been earned based on the length of your employment within two weeks of your resignation of employment.

By accepting this offer, you represent that you are not a party to any other agreement which will interfere with your ability to fully and satisfactorily provide the services for which you are being employed by the Company. During your employment with the Company, you will not breach any agreement between you and any third party to keep in confidence proprietary information, knowledge or data belonging to that third party that was acquired by you prior to your employment with Company. In addition, you agree that you will not disclose to Company, or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or others. You agree not to enter into any agreement, whether written or oral, in conflict with your promises in this provision.

If you accept our offer, your employment with the Company will be “at-will.” This means your employment is not for any specific period of time and can be terminated by you at any time for any reason. Likewise, Company may terminate the employment relationship at any time, with or without cause or advance notice. In addition, the Company reserves the right to modify your position, duties and reporting relationship to meet business needs and to use its managerial discretion in deciding on appropriate discipline. Any change to the at-will employment relationship must be by a specific, written agreement signed by you and the Company’s CEO.

This offer is contingent upon the following (Sent in a separate DocuSign Envelope):

•	Signing the Company’s Nondisclosure and Invention Assignment Agreement;

•	Signing the Mutual Arbitration Agreement;

•	Compliance with federal I-9 requirements (please bring suitable documentation with you on your first day of work verifying your identity and legal authorization to work in the United States);

•	Signing and promptly returning the enclosed Disclosure and Authorization for Background Investigation so that our designated agency may complete a background check before you begin work and;

•	Company’s receipt of satisfactory results from the background check.

This letter, together with the Nondisclosure and Invention Assignment Agreement constitutes the entire agreement between you and the Company relating to this subject matter and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. This letter may not be modified or amended except by a specific, written agreement signed by you and the Company’s CEO.

Codex DNA offers an environment with unique opportunities for involvement, visibility, recognition, and reward. Our continued success is primarily dependent upon the high caliber and enthusiasm of our staff. We feel that you possess these qualities and have the potential of making significant contributions to our future growth and success. I hope you will decide to join us.

/s/ EE

9535 Waples St Suite 100 San Diego, CA 92121-2993

To indicate your acceptance of the Company’s offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below.

If you have questions, please contact me at 530-355-5376.

Sincerely,

/s/ Laura B Puga

Laura B Puga

VP, People + Culture

* * *

I have read this offer letter in its entirety and agree to and accept the terms and conditions of employment stated above. I understand and agree that my employment with the Company is at-will.

Dated	5/2/2022	/s/ Eric Esser
Eric Esser

9535 Waples St Suite 100 San Diego, CA 92121-2993